Exhibit 10.1
CROWN CASTLE INTERNATIONAL CORP.
2022 EMT ANNUAL INCENTIVE PLAN
(Effective January 1, 2022)

Overview
This Plan Document is designed to outline the provisions of the Crown Castle International Corp. (“CCIC” or “Company”) 2022 Executive Management Team (EMT) Annual Incentive Plan (the “Plan”) effective as of the 1st day of January 2022, in accordance with the terms provided herein.

The Company hereby adopts the terms of the Plan as follows:

I. Objectives
The Company’s main objectives for the Plan are:
•To provide a compensation package that is competitive with the market.
•To motivate executives by providing an appropriate reward (“Incentive Award”) for corporate performance based on Company goals and objectives.
•To focus executives on maximizing results and reinforce the importance of teamwork at the corporate level.
•To link the Plan’s financial measures with investor expectations.

II. Plan Year
The effective date of this Plan is January 1, 2022. The Plan will remain in effect from January 1, 2022 to December 31, 2022 (the “Plan Year”).

III. Administration
The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) with oversight by the Board. The Committee shall have the authority to review and approve: (a) the Participants as defined in Section IV, (b) the incentive opportunities for each Participant as defined in Section VI, (c) the methodology for determining the Performance Goals as defined in Section VII, (d) the minimum performance requirements as described in Section VIII, and (e) the final calculation of Incentive Awards for the Participants as described in Section IX. The Committee shall also have the authority to review and approve any proposed amendments to the Plan throughout the Plan Year. The Committee retains the right to discontinue or amend this Plan at any time. The Committee may use discretion to adjust the Incentive Award levels to account for events that impact the ability to meet the Performance Goals described in Section VII.

The President and Chief Executive Officer of the Company (the “CEO”) will be responsible for the interpretation and the day-to-day management of the Plan. The CEO shall also make recommendations to the Committee for review and approval.

Nothing in this Plan is to be construed as a guarantee of an Incentive Award.

IV. Eligibility
Executive employees who are selected by the CEO and approved by the Committee will be eligible to participate in the Plan (the “Participants”).

V. Change in Eligibility Status
In making decisions regarding employees’ participation in the Plan, the CEO may consider any factors that he or she may consider relevant. The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below, provided that recommendation to include an employee in the Plan originates from the CEO, and the Committee may, in its sole discretion, exercise its authority to apply alternate treatment to any Participant experiencing a change in eligibility status during the Plan Year:

a.New Hires. A newly hired employee selected and approved as a Participant in the Plan prior to March 1 of the Plan Year may participate in the Plan based on a full Plan Year. A newly hired employee selected and approved as a Participant in the Plan on or after March 1 and before November 1 of the Plan Year may participate in the Plan on a pro rata basis as of the date the Participant was first approved as a Participant in the Plan with respect to the Plan Year. A newly hired employee selected and approved as a Participant in the Plan on or after November 1 of the Plan Year will not be eligible to participate in the Plan until a new Plan Year begins the following January 1.
b.Change in Position, Promotion. A Participant that experiences a change in position or promotion during the Plan Year may participate in the Plan on a pro rata basis, with a portion of the Incentive Award tied to time spent in the former position and the balance of the Incentive Award tied to time spent in the latter position.
c.Demotion. An Incentive Award will generally not be made to an employee who has been demoted during the Plan Year due to performance.
d.Termination. An Incentive Award will generally not be made to any Participant whose services are terminated prior to the payment of the Incentive Award for reasons of misconduct, failure to perform or other cause.
e.Resignation. An Incentive Award will generally not be made to any Participant who resigns for any reason before the Incentive Award is paid. However, if the Participant has voluntarily terminated his or her employment with the Company’s consent, the Participant may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award.
f.Death and Disability. A Participant whose status as an active employee is changed prior to the payment of the Incentive Award for any reason other than the reasons cited above may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award. In the event that an Incentive Award is made on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due will generally be paid to the Participant’s estate.

The above guidelines are subject to the terms of any applicable severance or similar agreements. Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.

VI. Incentive Opportunity
The CEO will determine, and recommend to the Committee for approval, incentive opportunities for each Participant. The incentive opportunities will be defined by a range of threshold, target and maximum performance outcomes for which incremental increases in performance will result in incremental increases in the Incentive Award.

Threshold, target and maximum incentive opportunities have been established with respect to each performance goal. The Participant’s target incentive opportunity will be based on the Participant’s role and responsibilities, and will be expressed as a percentage of the Participant’s base salary. The Participant’s threshold and maximum incentive opportunities will be expressed as a Payout Multiple of the target incentive opportunity and will also be based on the Participant’s role and responsibilities. The tables set forth on Exhibit A outline the target Payout Multiples for each Participant.

The target incentive opportunity, expressed as a multiple of base salary, and the resulting threshold and maximum opportunities will be determined and approved in writing and kept on file for each Participant in the Business Support department.

VII. Performance Goals
Each Participant’s Incentive Award shall be determined based on the Company’s performance relative to specific performance goals (the “Performance Goals”) for the Plan Year. These Performance Goals will be based on certain financial performance measures that support the approved business plan of the Company.

Corporate performance will be assessed utilizing one or more performance measures with equal or different weighting, including without limitation any one or more of the performance criteria described below:

•Adjusted EBITDA
•Adjusted Funds from Operations per Share

The Performance Goals for these financial measures will generally be based on the Company’s 2022 financial budget/forecasts as approved by the Board, and the definition of each is as set forth on Exhibit B.

The target mix and weighting of the Performance Goals for each Participant may vary depending on the Participant’s role and responsibilities, as set forth on Exhibit C.

The threshold, target, and maximum Performance Goals for the financial performance measures, based on the Company’s budget/forecast for 2022, are set forth on Exhibit D.

VIII. Minimum Performance Requirements
There are two minimum performance requirements in order to receive a full Annual Incentive in accordance with the Plan:

1.The Minimum Financial Performance Target level set forth on Exhibit D must be achieved for Participants to be eligible for the Annual Incentive.
2.The business units or departments for which the Participants are responsible must receive an acceptable 404 assessment of applicable internal controls. The receipt of a 404 assessment with a material weakness may result in a reduction or elimination of the potential 2022 Annual Incentive for the responsible Participants and potentially all Participants.

IX. Incentive Award Calculation
The Incentive Awards will be calculated based on the Performance Goals established for each Participant at the beginning of the Plan Year.

At Plan Year-end, the following steps will occur to calculate each Participant’s final Incentive Award:
•If actual performance results fall between the threshold and target, or the target and maximum Performance Goals, the Payout Multiples will be calculated by interpolating the actual performance results with the threshold, target, and maximum Payout Multiples. However, no incentive will be paid if actual results fall below the threshold Performance Goal.
•Each of the resulting Payout Multiples will then be multiplied by the weighted percentage for the applicable Performance Goal.
•The products of each will then be added together to determine the total Payout Multiple for the Participant.
•The total Payout Multiple will then be applied to the Participant’s target Incentive Award as a percentage of base salary to determine the total Incentive Award.

X. Incentive Award Payments
Incentive Award payments in accordance with this Plan will be processed by March 15, 2023 following the Board of Directors’ approval of the Plan Year’s financial statements.